Exhibit 99.2

Rimage Corporation

3rd Quarter Fiscal Year 2012 Conference Call

October 29, 2012

Jenifer Kirtland

Thank you, Operator, and good afternoon everyone. Earlier this afternoon, Rimage issued a press release announcing its third quarter 2012 financial results. The release is available on the Company’s corporate website at rimagecorp.com.

Before we get started, during the course of this conference call, the company will make forward-looking statements about its future plans, objectives, beliefs, expectations and prospects. For this purpose, any statements made today that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are not guarantees of future actions, outcomes, results or performance. By their nature, these forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statement. A discussion of the risks and uncertainties that affect Rimage’s business is contained in the company’s SEC filings, particularly under the heading Risk Factors, and in the press release issued this afternoon. Copies of these documents are available online from the SEC or on the Rimage website. These forward-looking statements are made only as of the date this conference call was initially held and the Company assumes no obligation and does not intend to update these forward-looking statements after the date of this conference call, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

In addition, to supplement the GAAP numbers, we have provided non-GAAP information that excludes the amortization of Qumu acquisition intangibles and non-cash charges related to the impairment of goodwill, a reduction of the value of amortizing intangible assets associated with the Qumu acquisition and establishment of a valuation reserve against the Company’s deferred tax assets. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP loss per share information to the non-GAAP information is included in our financial release.

And with that, I’d like to turn the call over to Sherman Black, President and CEO of Rimage.

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Sherman L. Black

•	Good afternoon and thank you for joining us on our third quarter 2012 conference call.
•	With me today is Jim Stewart, our Chief Financial Officer.
•	This afternoon we issued our third quarter press release. The operating results demonstrated successful traction in our transformation to a software focused business. Qumu had a solid quarter, characterized by growing revenue, new customers, and a growing backlog. As expected, disc publishing revenues declined in the quarter.
•	I will provide a review of our third quarter performance, an update on our software strategy, and the outlook for the disc publishing market. Then, Jim will provide a more detailed look at the third quarter results and our thoughts on guidance for the fourth quarter.
•	Following our remarks, we will be happy to take your questions.

•	Third quarter revenues totaled $20.9 million, in line with our guidance. There were several non-cash items that had a significant impact on our bottom line results. These items relate to write-downs of goodwill and intangible asset valuations associated with our acquisition of Qumu a year ago and establishment of an allowance for deferred tax assets associated with our losses.
•	Excluding these non-cash charges and the amortization of intangibles associated with Qumu, we reported a net loss per share of $0.09, within the expectations that we provided on our call in July.
•	Jim will review these charges in more detail in a moment but I want to be clear that taking these accounting adjustments for Qumu goodwill and intangible asset impairment does not reflect our business view of the value of Qumu as we grow our software business. As I will discuss in a moment we have gained traction in the third quarter. In the last 120 days we have announced two multi-million dollar, multi-year deals with Global 200 companies that reaffirm the value our customers see in the Qumu solution. The growth opportunity for Qumu and our software business is strong and the opportunity to grow shareholder value as we continue implementing our transformation objectives continues to be strong as well.

•	Turning now to our third quarter software business results…
•	Qumu revenues totaled $2.8 million in the third quarter, more than double the $1.4 million in each of the first and second quarters of 2012.
•	Qumu generated contracted commitments totaling $4.5 million in the quarter. It was a healthy mix of wins spanning multiple industries including financial services, engineering services, retail, and utilities. One of our anchor wins for the quarter included a large European telecom company that we mentioned on the last call. This is more typical of the performance we anticipated when we purchased Qumu. During the year our team has made effective sales and marketing adjustments including investments in lead generation and international expansion that should continue to produce solid results going forward. Qumu ended September with record backlog of $8.4 million, up 27% from our $6.6 million in backlog at the end of June.

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•	Our software product strategy continues to evolve.
•	We believe we can reach beyond video communications to become a player in the fast growing social enterprise ecosystem. By combining Signal, our secure mobile publishing technology, with our video communications capabilities from Qumu, we can provide a unique solution to customers who are seeking to seamlessly integrate emerging video applications into their existing collaboration platforms. In addition, enterprises need to deliver confidential information to their employees, customers, and partners, both inside and beyond the firewall. Our on-premise and cloud offerings enable that to be done securely and cost-effectively.

•	Turning now to disc publishing…
•	Revenues in the quarter declined from last year as demand in this business is getting more difficult to predict.
•	Disc publishing hardware revenues decreased 15% from a year ago and recurring revenues were down 8%.
•	Foreign exchange was a key factor in the decline. In addition, we had lower sales in North America to the government sector due to some government funding challenges and we experienced softness in our international business.
•	Looking ahead, we expect continued softness in demand for disc publishing due to technology substitution. However, there are use cases and workflows with high switching costs, and we believe there will be a market for disc publishing for the foreseeable future.
•	We will continue to stay current with our product offerings and recently introduced a product refresh with our Professional 5410 and 3410 disc publishing systems. The new systems incorporate upgraded performance enhancements and new automation features. Feedback from our partners has been positive.
•	We believe that properly sized, disc publishing will be a significant cash generator with the ability to support our growth initiatives as we work to transform the Company.
•	In summary, the third quarter results demonstrate that we are making progress in developing a new line of business that can transform our company.

•	The transition has taken longer than we expected, but we are confident we’re on the right track and have the structure and team in place to be successful.
•	We also believe we can manage our disc publishing operation to be a solid cash generator.
•	Finally, we are committed to helping our shareholders recognize value. Our cash position remains solid at $59 million at the end of September.

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•	Combining the growth prospects of our software business along with the cash generation ability of our disc publishing business creates potential that we don’t believe is reflected in our current stock price. As a result, the Board has chosen to terminate the Company’s quarterly cash dividend and instead focus our capital distribution efforts on more aggressive repurchasing of Rimage stock under an expanded authorization approved by the Board.
•	This plan demonstrates our confidence in the future of the Company and our belief that the Company’s stock is undervalued and represents a good buying opportunity.
•	In closing, I’d like to thank the Rimage employees for their hard work and dedication over the past several quarters.
•	With that, I’d like to turn the call over to Jim for a review of our third quarter financial performance and our outlook for the fourth quarter.

James R. Stewart

•	Thanks, Sherman.
•	I’d like to begin with a more detailed discussion of our revenues.
•	Qumu revenues totaled $2.8 million in the third quarter, double its revenue from the second quarter.
•	Contracted commitments in the third quarter totaled $4.5 million.
•	Qumu ended the quarter with record contracted commitment backlog of $8.4 million compared with $6.6 million at the end of June. Since the end of the first quarter we have grown our Qumu backlog almost $7 million. As a reminder, we define contracted commitments as the dollar value of signed customer purchase commitments.
•	Disc publishing sales in the third quarter declined 11% from the third quarter of 2011. Unfavorable foreign exchange reduced these revenues by 3%.
•	Disc publishing hardware sales fell 15% from last year’s third quarter, which included a significant sale to the government sector in North America that was not repeated this year. In addition, we continue to see general softness in our international business. Disc publishing equipment represented 33% of total sales in the third quarter, compared with 40% in the third quarter last year.
•	Disc Publishing recurring revenues, which include sales of printer ribbons and cartridges, parts, and optical media, as well as service contracts, were down 8% from last year. These recurring revenues represented 54% of total company revenues in the recent third quarter compared with 60% in the prior year.
•	Sales of consumable supplies and service revenues decreased 5% and 6%, respectively from the prior year’s third quarter. These reductions were in line with expectations and the general trends in Disc Publishing.

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•	Third quarter evidence management solutions revenues were down from last year due to the lack of a significant government hardware sale in this year’s results that we already discussed.
•	Including Qumu, international sales decreased 4% from the third quarter of 2011. On a constant currency basis, international revenues grew more than 5% due to the contribution of Qumu. International sales in the quarter represented 32% of total sales, compared with 34% in the third quarter of 2011.
•	Including Qumu, sales in Europe grew 1%. Excluding Qumu, Europe sales fell 13%, nearly all of which was due to foreign exchange impacts.
•	Sales in Asia Pacific were down 13% compared with the prior year’s quarter, due to weakness in China and Australia.
•	Moving down the income statement, the gross margin was 48% in the third quarter, compared with 51% last year and 45% in the second quarter of 2012. The decrease in the margin compared with a year ago was largely due to the mix of lower disc publishing hardware revenues as a percentage of total.
•	Operating expenses excluding impairment charges were $12.3 million, compared with $8.3 million a year ago. The increase reflected $4.4 million in expenses associated with Qumu.
•	R&D expenses were $3.0 million in the quarter. Excluding Qumu, R&D expenses totaled $1.7 million compared with $1.5 million in the third quarter last year.
•	Third quarter SG&A expenses were $9.1 million. Excluding Qumu, SG&A expenses were $6.2 million, compared with $6.7 million in the third quarter last year.
•	The most significant impact to our bottom line loss in the quarter were the non-cash charges that we took, primarily related to goodwill impairment. Public companies are required to test for goodwill impairment every year or more often, if a potential triggering event occurs. In the third quarter, the Company experienced a triggering event with the sustained stock price decline over an extended period. In recognition of this we undertook an evaluation of our goodwill and potential impairment. As a result, we recorded three non-cash charges.
•	We took a $22 million goodwill impairment charge, eliminating all the goodwill on the balance sheet from the Qumu acquisition.
•	We reduced the fair market value of our amortized intangible assets. These assets include customer relationships, developed technology and trademarks that we acquired from Qumu. This charge was $7 million.
•	Finally, we established a non-cash valuation allowance against deferred tax assets of $11 million related to our recent losses.
•	The total of these non-cash charges was approximately $41 million. As Sherman stated earlier, these accounting adjustments for Qumu goodwill and intangible asset impairment do not reflect our business view of the value of Qumu and the opportunity ahead for our Software business overall.

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•	The net loss in the third quarter was $43 million, or $4.23 cents per share.
•	Excluding the non-cash charges and the amortization of our Qumu intangibles, the net loss for the quarter was $ 900,000, or nine cents per share, in line with our guidance.
•	The third quarter tax rate was impacted by the valuation allowance as discussed. For the fourth quarter, we do not expect to book any tax benefit on the losses projected due to the establishment of the deferred tax valuation allowance.
•	Now turning to our cash balance and usage…
•	Cash and marketable securities totaled $59 million at the end of September compared with $62 million at the end of June. During the third quarter:
o	We used $1.7 million for dividend payments
o	We used $450,000 to repurchase shares
o	We used $800,000 for capital expenditures.
•	Third quarter cash used in operations was approximately $300,000. Through September year to date cash used in operations was $1.7 million.
•	Turning now to our financial outlook for the fourth quarter…
•	We expect revenues to be between $18 and $20 million.
•	We expect a net loss of between $(0.20) and $(0.33) per share.
•	Excluding the amortization related to Qumu intangibles, we expect the non-GAAP net loss to be between $(0.17) and $(0.30) per share.
•	We expect Qumu contracted commitment backlog to continue to grow, with the majority of these commitments recognized into revenue in 2013 and 2014.
•	As stated in our press release, the Company’s Board of Directors approved expanding our share repurchase authorization by 2 million shares. This combined with what we already have available means we have approximately 2,182,000 shares authorized for repurchase. The company intends to implement a Rule 10b5-1 plan in connection with our current share repurchase program and we intend to repurchase shares at prevailing market prices, in open market transactions, including significant block trades. These repurchases will be subject to market conditions, share price, trading volume and other factors.

•	That concludes our formal remarks.

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